UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006
W. P. Carey & Co. LLC
(Exact name of registrant as specified in its charter)

Delaware	001-13779	13-3912578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Rockefeller Plaza New York, NY (Address of principal executive offices)	10020 (Zip Code)
(212) 492-1100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 Completion of Acquisition or Disposition of Assets.
ITEM 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-23.1: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-99.1: FINANCIAL STATEMENTS OF ACQUIRED ASSETS
EX-99.2: PRO FORMA FINANCIAL INFORMATION

Explanatory Note:
On December 1, 2006, the registrant filed a Current Report on Form 8-K to report the acquisition of 37 properties from Corporate Property Associates 12 Incorporated (“CPA®:12”), an affiliated entity. The purpose of this amendment to the Current Report is to include the financial statements of the acquired assets and the pro forma financial information required by Article 11 of Regulation S-X, which are attached as Exhibits 99.1 and 99.2, respectively, hereto.
ITEM 2.01 Completion of Acquisition or Disposition of Assets.
On December 1, 2006, the registrant completed the acquisition of interests in 37 properties from CPA®:12. The purchase price was approximately $126 million, including the assumption of approximately $58.7 million in third party mortgage debt. The actual purchase price was less than the originally contemplated purchase price of approximately $199.2 million due to the sale of properties to third parties by CPA®:12 prior to December 1, 2006. The properties acquired total approximately 1.7 million square feet and consist primarily of warehouse, distribution and industrial facilities located in the United States and France. A summary of the properties follows below. The price paid for the properties was based on an appraisal performed by a third party appraiser.
When the registrant obtains an economic interest in an entity, the registrant evaluates the entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the registrant is deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). The registrant consolidates (i) entities that are VIEs and of which the registrant is deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the registrant controls. Such entities are referred to as the “Consolidated Properties” in this Form 8-K/A and Exhibits. Entities that the registrant accounts for under the equity method (i.e. at cost, increased or decreased by the registrant’s share of earnings or losses, less distributions) include (i) entities that are VIEs and of which the registrant is not deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the registrant does not control, but over which the registrant has the ability to exercise significant influence. Such entities are referred to as the “Equity Investments in Real Estate” in this Form 8-K/A and Exhibits. The registrant will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
The registrant’s acquisition of CPA®:12 properties was made in connection with the acquisition of CPA®:12’s remaining interests in properties by Corporate Property Associates 14 Incorporated (“CPA®:14”), constituting 87 properties consisting primarily of office, industrial, retail and warehouse facilities located in 25 states, totaling approximately 6.6 million square feet, for approximately $536 million in cash, stock and assumption of debt. The properties acquired by the registrant all have remaining lease terms of less than eight years and do not meet the investment objectives of CPA®:14.
CPA®:14 is, and CPA®:12 prior to the merger was, managed by the registrant. In connection with the acquisition of the properties by the registrant and the acquisition by CPA®:14 of the other CPA®:12 properties, the registrant received approximately $49.8 million in disposition and termination revenue paid by CPA®:12.

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Property Summary
Consolidated Properties

			Fair Value of Debt
Lease Obligor	Property Location	Purchase Price	Assumed (1)	Annual Rent (2)	Lease Term (3)
Pharmaco International, Inc.	Austin, TX (7 locations)	$17,940,000	$—	$1,614,865	Nov 2010
Career Education Corp.	Mendota Heights, MN	16,890,000	7,011,193	1,731,728	May 2011
Cree, Inc.	Sunnyvale, CA	7,080,000	—	1,026,297	Nov 2011
Sports & Fitness Clubs of America, Inc.	Austin, TX	9,290,000	3,013,707	850,484	Jun 2013
Wal-Mart Stores, Inc.	Greenfield, IN	5,970,000	—	567,745	Jan 2010
Vacant	Chattanooga, TN	6,230,000	—	—	N/A
Vacant land	San Leandro, CA	1,492,000	—	—	N/A

		$64,892,000	$10,024,900	$5,791,119

Equity Investments in Real Estate (Pro Rata Ownership Share Purchased)

			Fair Value of Debt
Lease Obligor	Property Location	Purchase Price	Assumed (1)	Annual Rent (2)	Lease Term (3)
Carrefour France SAS (4)	Lens (3 locations), Nimes (4 locations), Colomiers (4 locations), Thuit Hebert (2 locations), Crepy en Valois (2 locations), Ploufragan and Cholet, France	$37,315,593	$31,745,543	$4,462,269	Dec 2011
Medica France SA (5)	Chatou, Poissy, Rosny sous Bois, Paris, Rueil Malmaison and Sarcelles, France	20,917,820	14,146,126	2,001,093	Jun 2010
The Retail Distribution Group (6)	Grand Rapids, MI	2,880,160	2,800,756	371,884	Nov 2011

		$61,113,573	$48,692,425	$6,835,246

(1)	As of December 1, 2006

(2)	Represents current rent presented on an annualized basis

(3)	Initial lease term exclusive of any lease renewal options

(4)	Represents 27.125% interest in the properties

(5)	Represents 35% interest in the properties

(6)	Represents 40% interest in the property
ITEM 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The financial statements of the acquired assets, required pursuant to Rule 3-14 of Regulation S-X, are attached as Exhibit 99.1 hereto.
(b) Pro Forma Financial Information.
The pro forma financial information required pursuant to Article 11 of Regulation S-X, is attached as Exhibit 99.2 hereto.

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(c) Exhibits.

Exhibit No.	Exhibit

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Financial Statements of Acquired Assets

99.2	Pro Forma Financial Information
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W. P. Carey & Co. LLC
Date: February 16, 2007	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and acting Chief Financial Officer

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